SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2001

Loudeye Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-29583	91-1908833
(State or other jurisdiction incorporation or of organization)	(Commission File Number)	(I.R.S.Employer Identification No.)

414 Olive Way
Seattle, WA 98101
(Address of principal executive offices) (Zip code)

(206) 832-4000
(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     The purpose of this amendment is to provide the financial statements of Activate.net Corporation required by Item 7(a) of Form 8-K and the pro forma financial information required by Item 7(b) of Form 8-K, which information was excluded from the original filing in reliance upon item 7(a)(4) of Form 8-K. On September 25, 2001, Registrant acquired all of the outstanding capital stock of Activate.net Corporation (Activate), a subsidiary of CMGI, Inc., through a merger of a subsidiary of Registrant into Activate.net. The consideration for the merger was $1,000,000 cash at closing, the assumption of certain liabilities totaling $2,400,000 and the obligation to pay $3,000,000 in cash or shares of Registrant’s common stock, at Registrant’s election, one year from closing. If Registrant’s common stock is not listed on the Nasdaq National Market, American Stock Exchange or New York Stock Exchange on the anniversary date of the merger, then at least $1,500,000 of the payment must be in cash. In addition, the amount of common stock issued to CMGI at the anniversary date cannot exceed 15% of Registrant’s fully diluted common stock (including the stock to be issued at the anniversary date). If Registrant issues common stock at the anniversary date, it will be valued at the average closing price for the 30 trading day period ending two trading days prior to the anniversary date.

Loudeye accounted for the acquisition as a purchase in accordance with SFAS No. 141 “Business Combinations” (“SFAS141”). The primary identified intangibles were related to technology in service which has not yet been patented and purchased contracts with firmly committed customer backlog. No purchase price has been assigned to goodwill or in-process research and development. The preliminary purchase price allocation has been based upon the Company’s estimates of fair values of the assets and liabilities acquired as of the acquisition date.

Item 7. Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired

(i)	Report of KPMG LLP dated March 30, 2001, except as to note 12 which is as of December 4, 2001

(ii)	Activate.net Corporation Consolidated Balance Sheets as of December 31, 1999 and December 31, 2000

(iii)	Activate.net Corporation Consolidated Statements of Operations for the period from January 1, 1999 to November 16, 1999 and the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000

(iv)	Activate.net Corporation Consolidated Statement of Stockholders’ Deficit for the period from January 1, 1999 to November 16, 1999 and Consolidated Statements of Stockholder’s Equity for the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000

(v)	Activate.net Corporation Consolidated Statements of Cash Flows for the period from January 1, 1999 to November 16, 1999 and the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000

(vi)	Activate.net Corporation Notes to Consolidated Financial Statements

(vii)	Activate.net Corporation Condensed Consolidated Balance Sheet as of June 30, 2001 (unaudited)

(viii)	Activate.net Corporation Condensed Consolidated Statements of Operations for the six months ended June 30, 2000 and 2001 (unaudited)

(ix)	Activate.net Corporation Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2000 and 2001 (unaudited)

(x)	Activate.net Corporation Consolidated Notes to Condensed Consolidated Financial Statements (unaudited)

     (b)  Pro forma financial information (unaudited)

(i)	Pro Forma Combined Balance Sheet as of June 30, 2001

(ii)	Pro Forma Combined Statement of Operations for the six months ended June 30, 2001

(iii)	Pro Forma Combined Statement of Operations for the year ended December 31, 2000

(iv)	Notes to Pro Forma Combined Financial Statements

Item 7(a)(i)

Independent Auditors’ Report

The Board of Directors
Activate.net Corporation:

We have audited the accompanying consolidated balance sheets of Activate.net Corporation and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000 (Successor Periods). In addition, we have audited the consolidated statements of operations, stockholders’ deficit, and cash flows for the period from January 1, 1999 to November 16, 1999 (Predecessor Period). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Activate.net Corporation and subsidiary as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the Successor Periods and Predecessor Period in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(b) to the consolidated financial statements, the Company has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 1(b) to the consolidated financial statements, CMGI, Inc. acquired all of the outstanding stock of Activate.net Corporation on November 17, 1999 in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

March 30, 2001, except as to note 12
which is as of December 4, 2001

Item 7(a)(ii)

ACTIVATE.NET CORPORATION
AND SUBSIDIARY
Consolidated Balance Sheets

	December 31

Assets	1999	2000

Current assets:
Cash and cash equivalents	$405,689	$1,051,583
Trade accounts receivable, net of allowance for doubtful accounts of $60,000 in 1999 and $909,217 in 2000	682,987	1,407,060
Prepaid expenses and other current assets	239,412	1,262,973

Total current assets	1,328,088	3,721,616
Property and equipment, net	4,099,360	17,438,903
Intangibles, net	62,721,302	39,959,388
Other	224,585	260,245

Total assets	$68,373,335	$61,380,152

Liabilities and Stockholder’s Equity

Current liabilities:
Current portion of long-term obligations	$554,207	$790,790
Accounts payable	1,757,726	3,796,776
Accrued payroll and benefits	238,234	886,574
Other accrued expenses	124,212	177,449
Due to CMGI	3,552,938	41,130,634

Total current liabilities	6,227,317	46,782,223
Promissory note, less current portion	333,556	232,790
Obligations under capital leases, less current portion	217,490	17,112

Total liabilities	6,778,363	47,032,125

Stockholder’s equity:
Common stock, $0.01 par value. Authorized 700,000,000; issued and outstanding 24,000,000 shares in 1999 and 2000	240,000	240,000
Additional paid-in capital	65,147,527	65,147,527
Accumulated other comprehensive income (loss)	13,672	(26,168)
Accumulated deficit	(3,806,227)	(51,013,332)

Total stockholder’s equity	61,594,972	14,348,027

Total liabilities and stockholder’s equity	$68,373,335	$61,380,152

See accompanying notes to consolidated financial statements.

Item 7(a)(iii)

ACTIVATE.NET CORPORATION
AND SUBSIDIARY
Consolidated Statements of Operations

	Predecessor
	Period	Successor Periods

	Period from	Period from
	January 1,	November 17,
	1999 to	1999 to	Year ended
	November 16,	December 31,	December 31,
	1999	1999	2000

Revenues, including $0, $21,800 and $742,456 from related parties for the periods from January 1, 1999 to November 16, 1999 and November 17, 1999 to December 31, 1999 and the year ended December 31, 2000, respectively	$1,364,024	$613,744	$7,714,515

Expenses:
Cost of revenues, excluding broadcast infrastructure costs	959,575	513,358	7,069,432
Depreciation and amortization of broadcast infrastructure and other broadcast infrastructure costs	333,151	200,313	4,641,170

Total costs of revenues	1,292,726	713,671	11,710,602
Operating expenses:
Research and development	456,147	188,911	1,950,449
Selling, general and administrative	4,905,929	741,378	16,826,813
Amortization of intangible assets	—	2,697,966	22,282,796
Special charges	—	—	771,036

Total operating expenses	6,654,802	4,341,926	53,541,696

Operating loss	(5,290,778)	(3,728,182)	(45,827,181)
Interest expense, net	(59,273)	(78,045)	(1,379,924)

Net loss	(5,350,051)	(3,806,227)	(47,207,105)
Preferred stock accretion	(99,660)	—	—

Net loss applicable to common stockholders	$(5,449,711)	$(3,806,227)	$(47,207,105)

See accompanying notes to consolidated financial statements.

Item 7(a)(iv)

     ACTIVATE.NET CORPORATION
AND SUBSIDIARY
Consolidated Statement of Stockholder’s Deficit

	Convertible Preferred Stock
									Accumulated
	Series A		Series B		Common Stock		Subscriptions		other		Total
							to purchase	Deferred	comprehensive	Accumulated	stockholder’s
	Shares	Amount	Shares	Amount	Shares	Amount	common stock	compensation	loss	deficit	deficit

Predecessor Period:
Balances at December 31, 1998	—	$—	—	$—	850,000	$9,750	$—	$—	$—	$(848,817)	$(839,067)
Accretion of redemption value of redeemable convertible preferred stock	—	—	—	—	—	—	—	—	—	(99,660)	(99,660)
Elimination of redemption provisions of Series A convertible preferred stock	1,361,756	894,799	—	—	—	—	—	—	—	—	894,799
Conversion of promissory notes payable into Series B convertible preferred stock	—	—	207,329	512,875	—	—	—	—	—	—	512,875
Conversion of promissory notes into common stock	—	—	—	—	151,861	759,305	—	—	—	—	759,305
Sale of Series B convertible preferred stock, net of cash issuance costs of $125,000	—	—	930,734	2,105,404	—	86,447	—	—	—	—	2,191,851
Issuance of common stock to third parties for services	—	—	—	—	47,752	43,239	—	—	—	—	43,239
Issuance of Series B convertible preferred stock warrants in connection with a capital lease	—	—	—	37,384	—	—	—	—	—	—	37,384
Issuance of common and preferred stock warrants and options to third parties for services, net of amortization of deferred compensation	—	—	—	25,044	—	809,896		(439,223)	—	—	395,717
Exercises of stock options and warrants	—	—	—	—	1,917,277	106,753	(51,000)	—	—	—	55,753
Issuance of stock options to employees, net of amortization of deferred compensation	—	—	—	—	—	2,606,080	—	(2,123,632)	—	—	482,448
Compensation expense resulting from modification of terms of existing stock option grants	—	—	—	—	—	934,500	—	—	—	—	934,500
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	(5,350,051)	(5,350,051)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(26,707)	—	(26,707)

Total comprehensive loss											(5,376,758)

Balances at November 16, 1999	1,361,756	$894,799	1,138,063	$2,680,707	2,966,890	$5,355,970	$(51,000)	$(2,562,855)	$(26,707)	$(6,298,528)	$(7,614)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholder’s Equity

				Accumulated
	Common stock		Additional	other		Total
			paid-in	comprehensive	Accumulated	stockholder's
	Shares	Amount	capital	loss	deficit	equity

Successor Periods:
Balances at November 17, 1999	24,000,000	$240,000	$65,147,527	$—	$—	$65,387,527
Comprehensive loss:
Net loss	—	—	—	—	(3,806,227)	(3,806,227)
Foreign currency translation adjustment	—	—	—	13,672	—	13,672

Total comprehensive loss						(3,792,555)

Balances at December 31, 1999	24,000,000	240,000	65,147,527	13,672	(3,806,227)	61,594,972
Comprehensive loss:
Net loss	—	—	—	—	(47,207,105)	(47,207,105)
Foreign currency translation adjustment	—	—	—	(39,840)	—	(39,840)

Total comprehensive loss						(47,246,945)

Balances at December 31, 2000	24,000,000	$240,000	$65,147,527	$(26,168)	$(51,013,332)	$14,348,027

See accompanying notes to consolidated financial statements.

Item 7(a)(v)

ACTIVATE.NET CORPORATION
AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Predecessor
	Period	Successor Periods

	Period from	Period from
	January 1,	November 17,
	1999 to	1999 to	Year ended
	November 16,	December 31,	December 31,
	1999	1999	2000

Cash flows from operating activities:
Net loss	$(5,350,051)	$(3,806,227)	$(47,207,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Special charges, amortization and depreciation	288,610	2,815,865	24,886,685
Non-cash interest expense and accrued interest payable to CMGI	42,284	23,938	1,279,085
Stock-based compensation	1,855,904	—	—
Change in certain assets and liabilities:
Trade accounts receivable, net	(591,878)	(36,220)	(724,073)
Prepaid expenses and other current assets	(247,972)	(17,982)	(1,023,561)
Accounts payable	1,560,242	18,751	282,167
Accrued expenses and other	969,323	(78,608)	701,577
Due to related parties	(35,674)	—	—

Net cash used in operating activities	(1,509,212)	(1,080,483)	(21,805,225)

Cash flows from investing activities:
Purchases of property and equipment	(2,697,708)	(1,258,995)	(12,902,580)
Decrease (increase) in restricted cash	13,205	568	(250)
Increase in intangibles	—	—	(293,458)
Decrease (increase) in other assets	(189,085)	66,355	(35,410)

Net cash used in investing activities	(2,873,588)	(1,192,072)	(13,231,698)

Cash flows from financing activities:
Proceeds from sale of preferred stock, net of issuance costs	2,177,357	—	—
Proceeds from issuances of common stock and exercises of stock options and warrants	55,753	—	—
Net borrowings under bank line of credit	250,000	—	—
Proceeds from issuance of promissory notes	1,250,000	—	—
Repayment of bank line of credit and promissory notes	—	(13,133)	(343,772)
Repurchase of common stock	—	—	—
Payments on capital lease obligations	(204,735)	(1,589)	(231,789)
Advances from CMGI	1,029,000	2,500,000	36,298,611

Net cash provided by financing activities	4,557,375	2,485,278	35,723,050

Effect of exchange rate changes on cash	(26,645)	15,416	(40,233)

Net increase in cash and cash equivalents	147,930	228,139	645,894
Cash and cash equivalents at beginning of period	29,620	177,550	405,689

Cash and cash equivalents at end of period	$177,550	$405,689	$1,051,583

Supplemental disclosure of cash flow information — cash paid during the period for interest	$44,580	$20,950	$76,037

Supplemental schedule of non-cash investing and financing activities:
Issuance of Series B preferred stock warrants in conjunction with capital leases	$37,384	$—	$—
Conversion of promissory notes and accrued interest thereon into common stock and Series B convertible preferred stock	1,272,180	—	—
Accretion of redemption value of Series A convertible preferred stock	99,660	—	—
Reclassification to permanent equity upon elimination of redemption provisions of Series A convertible preferred stock	894,799	—	—
Equipment acquired through capital leases	571,849	—	—
Leasehold improvements acquired through issuance of promissory note	—	400,000	511,000

See accompanying notes to consolidated financial statements.

ACTIVATE.NET CORPORATION

Notes to Consolidated Financial Statements

December 31, 1999 and 2000

(1)  Nature of Business and Summary of Significant Accounting Policies

(a)  Nature of Business

Activate.net Corporation and Subsidiary (Activate) provides advanced Internet communication services to corporations. Activate uses standard streaming media technology licensed from Microsoft and RealNetworks, plus proprietary software tools to help corporations communicate to their large, online communities over the Internet. Customers use Activate’s communication services to announce financial, legal, product and training information in real-time to thousands of investors, partners, employees and customers located all over the world.

Inherent in Activate’s business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Activate’s ultimate success will depend in part upon the emergence of the Internet as a communication medium, the acceptance of Activate’s technology by the marketplace and its ability to generate revenues from the use of its services and technology on the Internet.

(b)  Basis of Presentation

Activate was a wholly-owned subsidiary of CMGI, Inc. (CMGI, Inc. and its subsidiaries collectively as CMGI) from November 17, 1999 through September 25, 2001. The consolidated financial statements for periods after November 16, 1999 (Successor Periods) have been prepared to reflect CMGI’s purchase price, and accordingly reflect a different basis of accounting than Activate’s consolidated financial statements which were prepared prior to November 17, 1999 (Predecessor Period). On September 25, 2001, Activate was acquired by Loudeye Technologies, Inc. (Loudeye), see note 12.

The consolidated financial statements for the Successor Periods include certain allocations from CMGI of general and administrative expenses such as rent, legal services, insurance, and employee benefits. Management believes that the method used to allocate the costs and expenses is reasonable, however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had it operated independently of CMGI.

The consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Activate was dependent on CMGI for its financing activities. Activate has incurred net losses and negative operating cash flows. These factors, among others, raise doubt whether Activate will be able to continue as a going concern for a reasonable period of time unless Activate’s investors continue to provide funding on an as needed basis. Activate has an agreement with CMGI to borrow up to $20 million which was exceeded by Activate in 2000 (see note 6). At December 31, 1999 and 2000, $3,552,938 and $41,130,634 was due to CMGI, respectively.

The consolidated financial statements do not include adjustments relating to the recoverability of recorded asset amounts or the amounts or classification of liabilities that might be necessary should Activate be unable to continue as a going concern. Activate’s continuance as a going concern is dependent on it continuing to receive funding from its investors ultimately to generate additional revenues to achieve profitability and positive cash flows.

(c)  Principles of Consolidation

The consolidated financial statements include the accounts of Activate and its wholly-owned Canadian subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

(d)  Cash Equivalents

Activate considers all short-term investments with an original maturity at date of purchase of three months or less to be cash equivalents.

(e)  Property and Equipment

Property and equipment are stated at cost. Computers and other equipment, and furniture and fixtures were depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the asset.

(f)  Intangibles

Goodwill and other intangible assets, including identifiable intangible assets acquired, were amortized on a straight-line basis over three years, which was the period expected to be benefited. Accumulated amortization of goodwill and other identifiable intangible assets as of December 31, 1999 and 2000 was $2,697,924 and $25,751,756, respectively.

(g)  Long-Lived Assets

Activate reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, if any, are reported at the lower of their carrying amount or fair value less costs to sell.

In December 2000, as a result of its on-going assessments of the recoverability of its long-lived assets, Activate wrote-off $771,036 of identifiable intangible assets related to customer relationships primarily due to customers going out of business or filing for bankruptcy protection.

(h)  Revenue Recognition

Activate generates revenues from the broadcasting and hosting of live or archived events and content, such as earnings calls, training sessions, corporate meetings, interviews, radio and television programming, movie trailers, etc., on its streaming media network. The events and content can be broadcast live over Activate’s network or stored on the network to be accessed by end users at any time.

Activate generally bills for standardized broadcasting services based on a predetermined fee per event broadcast depending on the event duration or on a monthly basis based on actual usage. Customized broadcast services, where Activate produces special events for customers, are billed based on a predetermined fee which includes production and broadcasting. Live content hosting services are billed on a monthly basis based on either the peak capacity purchased, which is expressed as the maximum volume that can be delivered per second per event, or on actual usage, which is the total amount of megabits transferred. Revenue for these services is recognized as the related services are performed.

Activate also generates revenue from encoding and storage fees and customer support and promotion. Revenue is generally recognized on a monthly basis as these services are provided or upon completion of the services.

In accordance with EITF 99-17, barter transactions are recognized at the fair value of the services provided only if such fair value is determinable based on cash received from similar transactions within the previous six months. Revenues and the related expenses from barter transactions were approximately $98,000 and $86,000 during the period from January 1, 1999 to November 16, 1999 and the period from November 17, 1999 to December 31, 1999 and $495,000 during the year ended December 31, 2000, respectively.

(i)  Concentrations of Risk

Activate maintains substantially all of its cash and cash equivalents with two financial institutions. Management believes that the financial risks associated with such deposits are minimal.

The majority of Activate’s revenues and accounts receivable are derived from domestic sales to customers engaged in various activities involving the Internet. During the year ended December 31, 2000, many of Activate’s customers experienced severe liquidity problems and/or ceased operations or filed for bankruptcy protection. As a result, Activate has established an allowance for doubtful accounts at December 31, 2000 of $909,217 which it believes is adequate to account for potentially uncollectible receivables existing at December 31, 2000.

For the period from January 1, 1999 to November 16, 1999, Activate had sales to three customers representing 30%, 13% and 13% of revenues. For the period from November 17, 1999 to December 31, 1999, Activate had sales to two customers representing 28% and 11% of revenues. Accounts receivable from these customers at December 31, 1999 was $298,576 and $64,578. For the year ended December 31, 2000, Activate had sales to one customer representing 14% of revenues. Accounts receivable from this customer at December 31, 2000 was $231,897.

(j)  Advertising Expenses

Activate expenses the cost of advertising and promoting its products as incurred. Such costs are included in selling, general, and administrative expenses and totaled $ 236,990, $53,271 and $1,002,579, respectively, for the period from January 1, 1999 to November 16, 1999, the period from November 17, 1999 to December 31, 1999, and for the year ended December 31, 2000, respectively.

(k)  Income Taxes

Activate utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized. Activate’s losses in Predecessor Periods were available subject to certain limitations to reduce CMGI’s taxable income.

The results of Activate’s U.S. operations in Successor Periods were included in the consolidated federal income tax return of CMGI. Activate’s income tax provision is prepared on a stand-alone basis. The tax sharing agreement between CMGI and Activate required Activate to reimburse CMGI for its share of CMGI’s consolidated tax liability; however, under the policy, CMGI was not obligated to reimburse Activate for any losses it generated which were utilized to reduce CMGI’s consolidated federal income tax liability.

(l)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)  Stock-Based Compensation

Activate accounts for its stock option plan for employees in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense related to employee stock options is recorded if, on the date of grant, the fair value of the underlying stock exceeds the exercise price. Activate applies the disclosure-only requirements of Statement of

\

Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net loss disclosures as if Activate had recognized compensation expense based on the fair value of the options at the grant date as prescribed by SFAS No. 123.

(n)  Foreign Currency

The financial statements of Activate’s foreign subsidiary are translated from local currency into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities, and the average exchange rate prevailing during the period for revenues and expenses. The local currency is considered to be the functional currency for the subsidiary and, accordingly, translation adjustments are included as a component of accumulated other comprehensive income (loss).

(o)  Segment and Geographic Information

Activate identifies its operating segments based on business activities and management responsibility. Activate operates in a single business segment across domestic and international markets providing advanced Internet communication services to corporations.

(p)  Cost of Revenues and Amortization of Broadcast Infrastructure and Other Broadcast Infrastructure Costs

Cost of revenues are costs associated with production and service delivery of products, including salaries of production department employees, as well as bandwidth and server usage charges.

Depreciation and amortization of broadcast infrastructure and other broadcast infrastructure costs include costs associated with the operation and maintenance of Activate’s broadcast facility, including depreciation, amortization and rental of broadcast facility equipment and leasehold improvements, rent related to the facility and salaries of employees responsible for the operation and maintenance of the broadcast facility.

(2)  Acquisition by CMGI

On November 17, 1999, CMGI acquired Activate for 1,042,108 shares of its common stock. Additionally, CMGI issued vested and unvested options to purchase a total of 329,329 shares of its common stock and issued new unvested options to purchase 1,649,734 common shares of Activate in exchange for all the outstanding vested and unvested common stock options of Activate immediately prior to the acquisition. The acquisition has been accounted for using the purchase method and, accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the date of acquisition.

CMGI’s purchase price has been reflected in the accompanying consolidated financial statements in Successor Periods. As a result, the consolidated financial statements for Successor Periods reflect a different basis of accounting than Activate’s historical financial statements prepared for the Predecessor Periods prior to November 17, 1999.

A summary of the purchase price is as follows:

Common stock and stock options	$65,226,000
Liabilities assumed	3,929,000
Direct acquisition costs	162,000

Total	$69,317,000

The purchase price was allocated as follows:

Cash, cash equivalents and restricted cash acquired	$184,000
Property and equipment	2,560,000
Goodwill	59,963,000
Identifiable intangible assets	5,453,000
Other net assets acquired	1,157,000

Total	$69,317,000

As part of the acquisition, CMGI acquired certain identifiable assets, including Activate’s existing customer relationships, technology, two tradenames (Activate.net™ and Activate.com™) and Activate’s workforce-in-place. The acquired identifiable intangible assets are being amortized on a straight-line basis over periods up to three years, which represents the expected periods to be benefited. Goodwill represents the excess of the purchase price over the fair value of identifiable tangible and intangible assets acquired and is being amortized on a straight-line basis over three years.

Under the terms of the acquisition, if any unvested CMGI stock options issued as a result of the acquisition lapse or are terminated and to the extent such options were unvested at all times until and through their termination, CMGI is required to issue additional CMGI common shares equal to the result of dividing the intrinsic value of the related options at the acquisition date by the closing price of CMGI’s common stock on November 17, 1999. The issuance of such shares by CMGI would not result in an adjustment to the purchase price for the acquisition when these common shares, if any, are issued.

(3)  Property and Equipment

Property and equipment consist of the following at December 31:

	1999	2000

Equipment under capital leases	$660,124	$660,124
Computer and other equipment	2,673,967	8,547,203
Furniture and fixtures	380,707	2,622,822
Leasehold improvements	502,461	7,542,921

	4,217,259	19,373,070
Less accumulated depreciation and amortization	(117,899)	(1,934,167)

	$4,099,360	$17,438,903

At December 31, 1999 and 2000, accumulated amortization of equipment under capital leases was $42,511 and $144,466, respectively.

(4) Leases

Activate is obligated under various capital equipment leases that expire through 2002, see note 12. Activate also has noncancelable operating leases for office and production facilities that expire through 2005. Future minimum lease payments under the noncancelable operating leases and capital leases as of December 31, 2000 are as follows:

	Capital	Operating
	leases	leases

Year ending December 31:
2001	$235,475	$1,046,633
2002	17,273	1,072,191
2003	—	1,067,790
2004	—	1,115,400
Thereafter	—	1,163,010

Future minimum lease payments	252,748	$5,465,024

Less amounts representing interest at rates from 9% to 10%	(16,151)

Present value of future minimum capital lease payments	236,597
Less current portion of obligations under capital leases	(219,485)

Obligations under capital leases, excluding current portion	$17,112

Additionally, Activate leases certain property and equipment directly from CMGI and occupies facilities that are leased by CMGI, whereby CMGI charges Activate for its share of rent and related facility costs through an allocation based upon Activate’s headcount in relation to the total headcount of all CMGI companies located on the premises. Under the property and equipment leasing arrangement, CMGI negotiates the terms and conditions of the leases, acquires the leased assets, and bears all liability for payment to the ultimate lessor. CMGI charges Activate for the actual lease costs, plus an administrative charge that approximates, in the opinion of management, the fair value of the services received. Future minimum lease payments due to CMGI under these leases as of December 31, 2000 are as follows:

Year ending December 31:
2001	$3,819,639
2002	3,045,005
2003	1,217,738

$8,082,382

Rent expense totaled approximately $97,408, $85,290 and $2,217,114 during the period from January 1, 1999 to November 16, 1999, the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000, respectively. Approximately $1,282,000 of rent expense during the year ended December 31, 2000 relates to equipment and facilities rented from CMGI. No rent expense during the period from November 17, 1999 to December 31, 1999 related to equipment and facilities rented from CMGI.

(5) Promissory Note

On December 1, 1999, Activate issued a $400,000 promissory note to the lessor of its primary office and production facilities (lessor). Under the note agreement, the lessor will initially pay for various improvements to the leased facility. Activate will then repay the lessor for such improvements based on the payment terms of the note. The note is payable in monthly installments of principal and interest of approximately $7,000 and is due and payable, including accrued interest, on November 30, 2005. The note bears annual interest at the prime rate as announced by Bank of America (9% at December 31, 2000). The note is secured by a $400,000 letter of credit issued by BankBoston on behalf of CMGI.

Annual payments due under the promissory note are $84,200 for each year through December 31, 2005.

In addition, on June 1, 2000, Activate issued a $511,000 promissory note to the lessor with similar terms. Activate was unable to secure this borrowing with a bank letter of credit and the amount was repaid in 2001. Accordingly, the related balance outstanding at December 31, 2000 of $480,288 is included in current liabilities.

(6)  Due to CMGI

Activate had a secured borrowing arrangement with CMGI that covered advances made by CMGI to Activate up to $20 million and accrued interest at 7% annually. Under the agreement, advances and accrued interest thereon may be prepaid without penalty by Activate at any time. Advances outstanding under this note were secured by substantially all assets and intellectual property of Activate. The advances and accrued interest thereon are convertible, at CMGI’s option, into Activate’s Series A redeemable convertible preferred stock prior to completion of a Qualified Public Offering and into Activate’s common stock upon completion of a Qualified Public Offering. A Qualified Public Offering is defined as an offering in which gross proceeds exceed $15 million with a minimum per share price determined by a formula. In September 2001, the secured borrowing arrangement with CMGI was amended to cover advances up to $70 million. See Note 12.

At December 31, 1999 and 2000, the outstanding borrowings under the agreement totaled $3,552,938 and $41,130,634, respectively. Related interest expense was $23,938 and $1,279,085 during the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000, respectively. During the year ended December 31, 2000, Activate exceeded the amounts specified in the borrowing arrangement and CMGI continued to fund Activate’s needs although it had no obligation or commitment to do so.

(7)  Income Taxes

No provision for federal or state income taxes has been recorded as Activate incurred net operating losses for the periods presented. Activate was included in the federal consolidated return of CMGI in Successor Periods. As a result, the federal net operating losses incurred by Activate in Successor Periods were available to offset the future taxable income of CMGI and its subsidiaries included in its consolidated federal income tax group.

The components of loss before income taxes are:

	Predecessor
	Period	Successor Periods

	Period from	Period from
	January 1,	November 17,
	1999 to	1999 to	Year ended
	November 16,	December 31,	December 31,
	1999	1999	2000

U.S. operations	$5,190,914	$3,749,545	$46,327,466
Canadian operations	159,137	56,682	879,639

	$5,350,051	$3,806,227	$47,207,105

Activate’s expected income tax benefit determined by applying the federal statutory income tax rate of 34% to net loss before income taxes differs from actual income tax benefit primarily as a result of changes in the valuation allowance for deferred tax assets and nondeductible amortization of goodwill.

The tax effect of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets and liabilities are comprised of the following at December 31:

	1999	2000

Deferred tax assets:
Net operating loss carryforwards	$2,769,936	$10,980,849
Other provisions and expenses not currently deductible	102,831	403,545

Gross deferred tax assets	2,872,767	11,384,394
Less valuation allowance	(981,219)	(9,878,091)

	1,891,548	1,506,303
Deferred tax liability — property and equipment and identifiable intangible assets, principally due to differences in depreciation and amortization	(1,891,548)	(1,506,303)

Net deferred tax assets	$—	$—

The valuation allowance for deferred tax assets increased, $1,802,754, $746,086, and $8,896,872 respectively, during the period from January 1, 1999 to November 16, 1999 and the period from November 17, 1999 to December 31, 1999 and during the year ended December 31, 2000.

As of December 31, 2000, Activate has net operating loss carryforwards of approximately $30,000,000 which are available to offset future federal taxable income and income taxes, respectively, if any, and expire beginning in 2012. The future utilization of certain net operating loss carryforwards may be limited due to changes in ownership.

(8)  Stockholder’s Equity (Deficit) — Predecessor Periods

(a)  Convertible Promissory Notes

In August and September 1999, Activate issued to various investors promissory notes with aggregate principal balances of $750,000 that bore interest at 8% annually and matured one year from the date of issuance. The principal balance and all accrued interest are due and payable on the maturity date. In October 1999, the notes and accrued interest of $9,305 were converted into 151,861 shares of Activate’s common stock.

(b)  Redeemable Convertible and Convertible Preferred Stock

All of Activate’s issued and outstanding preferred stock in the Predecessor Period was no par value.

In February 1999, in contemplation of the sale of Series B convertible preferred stock, Activate issued to various investors convertible promissory notes with an aggregate principal balance of $500,000, bearing interest at 10% per annum. The notes were to mature on September 30, 1999 and were automatically convertible into Series B convertible preferred stock at the close of a financing round with gross proceeds greater than $1,500,000. In May 1999, Activate sold 930,734 shares of its Series B convertible preferred stock at a price of $2.4737 per share for aggregate proceeds of approximately $2,105,000, net of issuance costs. Additionally, upon closing of the sale, the principal balance and accrued interest on the promissory notes were converted into 207,329 shares of Series B convertible preferred stock.

At the close of the Series B convertible preferred stock offering, as additional consideration to the promissory noteholders, Activate issued warrants to purchase an aggregate of 54,443 shares of Activate’s common stock at an exercise price of $0.125. The warrants were exercisable immediately and have a five-year term. The fair value of the warrants at the grant date was $37,572 determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 6%, volatility of 60%, and life of 5 years. The fair value of the warrants was accounted for as a discount on the notes and recognized as interest expense over the stated term of the notes. Upon conversion of the notes, the unamortized discount of $23,000 was offset against the proceeds from the sale of Series B convertible preferred stock. Warrants to purchase 48,999 shares of common stock were exercised during the period from January 1, 1999 to November 16, 1999. The remaining warrants were tendered as payment for the warrants exercised in the period from January 1, 1999 to November 16, 1999 as a result of the use of the cashless exercise feature inherent in the warrants.

In addition, in connection with the Series B convertible preferred stock sale, Activate issued a warrant to purchase 42,500 shares of its common stock as payment for services provided in the sale. The warrant had a five-year term and was exercisable immediately at a price of $0.13 per share. The fair value of the warrant at the date of grant of approximately $49,000 was offset against the proceeds from the sale of Series B convertible preferred stock. The fair value of the warrant on the grant date was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 6%, volatility of 60%, and life of five years. The warrant was exercised for common shares in August 1999, into which Activate’s Series B convertible preferred stock was convertible on a 1:1 ratio.

Each share of Series A and Series B convertible preferred stock was convertible into one share of common stock at the option of the holder, subject to certain anti-dilution provisions. Outstanding preferred shares automatically converted into common stock upon the closing of an initial public offering of Activate’s common stock in which gross proceeds exceed $15 million with a price of at least $4.95 per share. The Series A and B convertible preferred shares are entitled to dividends at a rate of $0.04 and $0.15 per share per annum, respectively, if and when declared by the Board of Directors and in preference to dividends paid to common shareholders. No dividends have been declared. In the event of liquidation, the holders of the Series A and B convertible preferred shares shall be entitled to receive $0.51 and $2.47, respectively, for each share held plus declared but unpaid dividends. Both series of preferred stock have been granted certain registration rights and voting rights equal to the number of shares of common stock into which the preferred stock are convertible.

The Series A convertible preferred shares had redemption rights which allowed Series A convertible preferred stockholders to request redemption of their outstanding shares at any time between August 1, 2001 and January 31, 2002 at a price of $0.95 per share. In conjunction with the Series B convertible preferred stock sale in May 1999, the Series A convertible preferred stockholders agreed to cancel their redemption rights. From the date of issuance through May 1999, the difference between the net proceeds from the sale of the Series A convertible preferred stock and the mandatory redemption value was being accreted using the effective interest method.

(c)  Common Stock

All of Activate’s issued and outstanding common stock in the Predecessor Period was no par value.

In May 1999, Activate sold 47,752 shares of its common stock to a service provider at a price per share of $0.125. The sale price of the common stock represented a discount from the fair value of Activate’s common stock on the date of the sale. As a result, an expense of $37,270 was recognized during the period from January 1, 1999 to November 16, 1999.

(d)  Stock Option Plan

Under its 1997 Stock Option Plan (Plan), Activate reserved 4,493,500 shares of common stock for stock option grants. Options could be granted to employees, officers, non-employee directors, and consultants and be designated as incentive or non-qualified stock options at the discretion of the Board of Directors. Generally, options had ten-year terms and vested one-fourth on the first anniversary of the date of grant and one-fourth on the following three anniversary dates.

During the period from January 1, 1999 to November 16, 1999, Activate granted options under the Plan at exercise prices less than the fair value of the underlying common stock on the date of grant. As a result, Activate recorded deferred compensation which was being amortized over the vesting period of the options using the accelerated methodology described in Financial Accounting Standards Board Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

During the period from January 1, 1999 to November 16, 1999, Activate granted options to a nonemployee to purchase a total of 126,528 shares of its common stock under the Plan at an exercise price of $0.125 per share. The options had a ten-year term and vested over 48 months beginning May 1, 1999. Based on the fair value of the options (which was being remeasured at each reporting date as the options vest), Activate recognized compensation expense of approximately $247,000 during the period from January 1, 1999 to November 16, 1999. The fair value of the options was determined using the Black-Scholes option pricing model at the grant date using the following assumptions: expected dividend yield of 0%, risk free interest rate of 6%, volatility of 60% and life of 10 years, and was updated at the reporting date using similar assumptions and the fair value of the common stock at the reporting date.

In October 1999, Activate accelerated the vesting provisions of existing stock option grants to its non-employee directors to vest immediately. As a result of this modification to option awards, a new measurement date resulted and Activate recorded compensation expense of approximately $935,000 during the period from January 1, 1999 to November 16, 1999 based on the excess of the fair value of the common stock over the exercise price of the options on the date of the modification of the vesting period.

In October 1999, in consideration for consulting services, Activate issued options under the Plan enabling consultants to purchase an aggregate of 20,000 shares of its common stock, 10,000 shares at an exercise price of $0.50 per share and 10,000 shares at an exercise price of $0.75 per share. The options were fully vested at the grant date. Based on the fair value of the options, Activate recognized total compensation expense of approximately $124,000 during the period from January 1, 1999 to November 16, 1999. The fair value of the options on the date of grant was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 6%, volatility of 60%, and an expected life of ten years.

A summary of stock option activity under the Plan for the Predecessor Period is as follows:

		Options Outstanding

	Shares available	Number of	Weighted average
	for grant	shares	exercise price

Balance at December 31, 1998	130,000	2,670,000	$0.06
Plan amendments	1,693,500	—	—
Grants	(1,364,778)	1,364,778	0.37
Exercises	—	(1,688,528)	0.03
Cancellations	200,000	(200,000)	0.02

Balance at November 16, 1999	658,722	2,146,250	$0.28

At November 16, 1999, options to purchase 477,567 shares were exercisable at a weighted average exercise price of $0.19 per share.

Had Activate determined compensation cost of employee stock options based on the fair value of the options at the date of grant as prescribed by SFAS No. 123, Activate’s net loss for the Predecessor Period would have been adjusted to the pro forma amount indicated below:

Period from
January 1, 1999
to November
16, 1999

Net loss — as reported	$5,350,051
Net loss — pro forma	5,388,714

The per share weighted average fair value of stock options granted during the period from January 1, 1999 to November 16, 1999 was $2.12 on the date of grant using the minimum-value method with the following assumptions: expected dividend yield of 0%, risk-free interest rates ranging from 5% to 6%, and an expected life of six years.

(e)  Stock Purchase Warrants

In connection with one of its capital leases, Activate issued a warrant to purchase 21,862 shares of Series B convertible preferred stock to the lessor. The warrants have an exercise price of $2.47 per share and a term of eight years. The fair value of the warrants on the date of grant was approximately $37,000, which is being amortized and recognized as additional interest expense over the term of the related capital lease. The fair value of the warrants on the date of grant was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 6%, volatility of 60%, and an expected life of eight years. The warrant was exercised in October 1999 utilizing the cashless exercise feature of the warrant, resulting in the issuance of 15,873 shares of Activate’s common stock, into which Activate’s Series B convertible preferred stock was convertible on a 1:1 ratio.

In August 1999, a warrant originally issued in 1997 was exercised resulting in the issuance of 101,009 shares of Activate’s common stock for proceeds of $1,200.

In September 1999, in consideration for services, Activate issued a warrant to purchase 15,000 shares of its Series B convertible preferred stock at an exercise price of $2.47 per share. The warrant expired in May 2007 and was exercisable upon issuance, see Note 12. Based on the fair value of the warrant at the issuance date, Activate recognized compensation expense of approximately $25,000 during the period from January 1, 1999 to November 16, 1999. The fair value of the warrant on the date of grant was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, risk free interest rate of 6%, volatility of 60%, and an expected life of 7.5 years.

(9)  Stockholder’s Equity — Successor Periods

(a)  Authorized Capital

Immediately following the completion of the acquisition by CMGI, the Board of Directors of Activate authorized 45,000,000 shares of common stock and 2,000,000 shares of Series A redeemable convertible preferred stock.

(b)  Series A Redeemable Convertible Preferred Stock

No shares of Series A redeemable convertible preferred stock were outstanding during the Successor Periods.

(c) Stock Option Plan

Upon completion of the acquisition by CMGI, Activate adopted its 1999 Stock Option Plan (Plan) and reserved 6,000,000 shares of its common stock for future stock option grants of which 1,649,734 were issued on November 17, 1999, see Note 12. Options were able to be granted to employees, officers, non-employee directors, and consultants and be designated as incentive or non-qualified stock options at the discretion of the Board of Directors. Generally, options had ten-year terms and vested one-fourth on the first anniversary of the date of grant and the balance monthly over the following three years.

A summary of stock option activity under the Plan was as follows:

		Options Outstanding

	Shares available	Number of	Weighted average
	for grant	shares	exercise price

Plan introduction	4,350,266	1,649,734	$0.08
Grants	(1,349,728)	1,349,728	2.17

Balance at December 31, 1999	3,000,538	2,999,462	1.02
Grants	(1,229,500)	1,229,500	3.30
Cancellations	348,710	(348,710)	(1.32)

Balance at December 31, 2000	2,119,748	3,880,252	$1.72

Additional information regarding stock options outstanding and exercisable at December 31, 2000 was as follows:

	Options outstanding			Options exercisable

		Weighted-
		average	Weighted-		Weighted-
Range of		remaining	average		average
exercise	Number	contractual	exercise	Number	exercise
prices	outstanding	life (years)	price	exercisable	price

$0.03-0.19	1,449,812	7.75	$0.07	673,373	$0.06
2.17	1,482,440	8.82	2.17	370,601	2.17
3.20	747,000	9.25	3.20	—	—
4.60	152,500	9.95	4.60	—	—
5.11	48,500	9.65	5.11	—	—

$0.03-5.11	3,880,252	9.54	$1.72	1,043,974	$0.81

Had Activate determined compensation cost of employee stock options based on the fair value of the options at the date of grant as prescribed by SFAS No. 123, Activate’s net loss would have been adjusted to the pro forma amounts indicated below:

	Period from
	November 17,
	1999 to	Year ended
	December 31,	December 31,
	1999	2000

Net loss — as reported	$3,806,227	$47,207,105
Net loss — pro forma	$3,852,593	$48,082,070

The per share weighted average fair value of stock options granted during the period from November 17, 1999 to December 31, 1999 and the year ended December 31, 2000 were $1.33 and $2.06, respectively, on the date of grant using the following assumptions: expected dividend yield of 0%, volatility of 60%, risk-free interest rates ranging from 5% to 6%, and an expected life of six years.

(10)  Related Party Transactions

CMGI provided Activate with systems and related services (enterprise services) at amounts that Activate believes approximated the fair value of services received. Activate also purchased certain employee benefits (including 401(k) plan participation by Activate’s employees) and insurance (including property and casualty insurance) through CMGI. In addition, as discussed in note 4, Activate leased certain property and equipment directly from CMGI and occupies shared facilities with other CMGI subsidiaries that were leased by CMGI.

The following summarizes the expenses allocated to Activate by CMGI for enterprise services, rent and facilities, and human resources and other during the Successor Periods:

	Period from
	November 17,
	1999 to
	December 31,	December 31,
	1999	2000

Enterprise services	$—	$236,000
Rent and facilities	—	1,282,000
Human resources and other	—	1,303,000

In addition, revenues from services provided to CMGI and its subsidiaries were approximately $21,800 and $742,456 for the period from November 17, 1999 to December 31, 1999 and for the year ended December 31, 2000, respectively, and the related trade accounts receivable balances totaled approximately $20,800 and $69,704 at December 31, 1999 and 2000, respectively.

(11) Geographic Information

Revenues are attributed to geographic areas based upon the location of the customers and were as follows:

	Predecessor
	Period	Successor Periods

	Period from	Period from
	January 1,	November 17,
	1999 to	1999 to	Year ended
	November 16,	December 31,	December 31,
	1999	1999	2000

United States	$1,327,214	$576,950	$6,604,528
Canada	36,810	36,794	1,109,987

	$1,364,024	$613,744	$7,714,515

Long-lived assets represent property and equipment and intangibles net of accumulated depreciation and amortization and were located as follows:

	December 31

	1999	2000

United States	$66,424,939	$56,892,952
Canada	395,723	505,339

	$66,820,662	$57,398,291

(12) Subsequent Events

(a) Special Charges

In 2001, CMGI announced its decision to explore strategic alternatives for Activate. In connection with this decision, management of CMGI determined that the carrying value of the intangible assets resulting from CMGI’s acquisition of Activate in November 1999 were permanently impaired and accordingly these intangible assets were written off by Activate resulting in impairment charges of approximately $33.4 million in 2001. Additionally, the management of CMGI reviewed the carrying value of Activate’s property and equipment and as a result Activate wrote-down these assets by approximately $22.2 million.

(b)  Acquisition by Loudeye Technologies, Inc. (Loudeye)

In September 2001, in anticipation of the closing of the Loudeye acquisition, CMGI purchased the equipment it had previously leased on behalf of Activate from the lessor and transferred title to the equipment to Activate. Accordingly, Activate has no future liability to CMGI for these leases. Additionally, the outstanding borrowings from CMGI and the accrued interest thereon were converted into shares of Activate’s Series A redeemable convertible preferred stock.

On September 25, 2001, Loudeye acquired all of the capital stock of Activate.net Corporation, through a merger of a subsidiary of Loudeye into Activate.net. The consideration for the acquisition was $1,000,000 paid in cash to CMGI at closing, the assumption of certain liabilities totaling $2,400,000 and the obligation to pay $3,000,000 in cash or shares of Loudeye’s common stock, at Loudeye’s election, one year from closing. If Loudeye’s common stock is not listed on the Nasdaq National market, American Stock Exchange or New York Stock Exchange on the anniversary date of the acquisition, then at least $1,500,000 of the payment must be in cash. In addition, the amount of common stock issued to CMGI at the anniversary date cannot exceed 15% of the Loudeye’s fully diluted common stock (including the stock to be issued at the anniversary date). If Loudeye issues common stock at the anniversary date, it will be valued at the average closing price for the 30 trading day period ending two trading days prior to the anniversary date. All of Activate’s outstanding stock options expired upon closing of the Loudeye acquisition.

Item 7(a)(vii)

ACTIVATE.NET CORPORATION

Condensed Consolidated Balance Sheet
Unaudited

June 30
Assets	2001

Current assets:
Cash and cash equivalents	$2,169,734
Trade accounts receivable, net of allowance for doubtful accounts of $82,726	1,884,412
Prepaid expenses and other current assets	593,305

Total current assets	4,647,451
Property and equipment, net	18,196,258

Total assets	$22,843,709

Liabilities and Stockholder’s Equity (Deficit)

Current liabilities:
Current portion of obligations under capital leases	$232,167
Accounts payable	285,415
Accrued expenses	1,698,694
Due to CMGI	59,860,012

Total current liabilities	62,076,288
Obligations under capital leases, less current portion	267,341

Total liabilities	62,343,629

Stockholder’s equity (deficit):
Common stock, $0.01 par value. Authorized 700,000,000; issued and outstanding 24,000,000 shares at June 30, 2001	240,135
Additional paid-in capital	65,196,690
Accumulated deficit	(104,936,745)

Total stockholder’s equity (deficit)	(39,499,920)

Total liabilities and stockholder’s equity (deficit)	$22,843,709

See accompanying notes to condensed consolidated financial statements.

Item 7(a)(viii)

ACTIVATE.NET CORPORATION

Condensed Consolidated Statements of Operations
Unaudited

	Six Months Ended June 30,

	2000	2001

Revenues	$3,219,436	$3,986,244

Cost of revenues	2,982,403	6,009,845

Gross margin	237,033	(2,023,601)

Operating expenses

Research and development	1,348,605	2,084,632
Selling, general and administrative	7,118,877	8,123,724
Amortization of intangible assets	10,324,840	8,800,811
Special charges		33,435,917

Total operating expenses	18,792,322	52,445,083

Operating loss	(18,555,289)	(54,468,684)
Interest expense, net	(380,688)	(1,863,361)

Net loss	$(18,935,977)	$(56,332,045)

See accompanying notes to condensed consolidated financial statements.

Item 7(a)(ix)

ACTIVATE.NET CORPORATION

Condensed Consolidated Statements of Cash Flows
Unaudited

	Six months ended June 30,

	2000	2001

Cash flows from operating activities:
Net loss	$(18,935,977)	$(56,332,045)
Adjustments to reconcile net loss to net cash used in operating activities:
Special charge, amortization and depreciation	11,130,607	43,417,117
Change in certain assets and liabilities:
Trade accounts receivable, net	(1,050,504)	189,823
Prepaid expenses and other current assets	(1,988,796)	923,435
Accounts payable	894,949	(691,299)
Accrued expenses and other	(1,170,612)	(388,484)

Net cash used in operating activities	(11,120,333)	(12,881,453)

Cash flows from investing activities:
Purchases of property and equipment	(3,725,234)	(5,079,741)
Change in other assets	1,517,774	(3,137,112)

Net cash used in investing activities	(2,207,460)	(8,216,853)

Cash flows from financing activities:
Proceeds from issuances of common stock and exercises of stock options and warrants	—	3,806,135
Other	183,281	(95,145)
Advances from CMGI	13,002,945	18,514,202

Net cash provided by financing activities	13,186,226	22,225,192

Effect of exchange rate changes on cash	(22,926)	(8,735)

Net increase (decrease) in cash and cash equivalents	(164,493)	1,118,151
Cash and cash equivalents at beginning of period	405,689	1,051,583

Cash and cash equivalents at end of period	$241,196	$2,169,734

Supplemental disclosure of cash flow information — cash paid during the period for interest	$48,307	$27,216

See accompanying notes to condensed consolidated financial statements.

Item 7(a)(x)

NOTES TO CONDENSED CONSOLIDATED FINANCIALS STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 2001
(Unaudited)

(1) Nature of Business and Summary of Significant Accounting Policies

(a) Nature of Business

Activate.net Corporation and subsidiary (Activate) provides advanced Internet communication services to corporations. Activate uses standard streaming media technology licensed from Microsoft and RealNetworks, plus proprietary software tools to help corporations communicate to their large, online communities over the Internet. Customers use Activate’s communication services to announce financial, legal, product and training information in real-time to thousands of investors, partners and customers world-wide.

Inherent in Activate’s business are various risks and uncertainties, including its limited operating history and the limited history of commerce on the Internet. Activate’s ultimate success will depend in part upon the emergence of the Internet as a communication medium, the acceptance of Activate’s technology by the marketplace and its ability to generate revenues from the use of its services and technology on the Internet.

(b)  Basis of Presentation

Activate was a wholly-owned subsidiary of CMGI, Inc. (CMGI, Inc. and its subsidiaries collectively as CMGI) from November 17, 1999 through September 25, 2001. The consolidated financial statements for periods after November 16, 1999 (Successor Periods) have been prepared to reflect CMGI’s purchase price, and accordingly reflect a different basis of accounting than Activate’s consolidated financial statements prior to November 17, 1999 (Predecessor Period). On September 25, 2001, Activate was acquired by Loudeye Technologies, Inc. (Loudeye).

(c)  Principles of Consolidation

The consolidated financial statements include the accounts of Activate and its wholly-owned Canadian subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

(d)  Unaudited Interim Financial Data

The interim condensed consolidated financial statements are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in this Form 8-K/A. The financial information included herein reflects all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The results of operations for the periods ended June 30, 2000 and 2001 are not necessarily indicative of the results to be expected for the full years.

(e)  Cash Equivalents

Activate considers all short-term investments with an original maturity at date of purchase of three months or less to be cash equivalents.

(f)  Property and Equipment

Property and equipment are stated at cost. Computers and other equipment, and furniture and fixtures were depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements were amortized using the straight-line method over the lesser of the term of the lease or the estimated useful life of the asset.

(g)  Intangibles

Goodwill and other intangible assets, including identifiable intangible assets acquired, were amortized on a straight-line basis over three years, which was the period expected to be benefited.

(h)  Long-Lived Assets

Activate reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, if any, are reported at the lower of their carrying amount or fair value less costs to sell.

(i)  Revenue Recognition

Activate generates revenues from the broadcasting and hosting of live or archived events and content, such as earnings calls, training sessions, corporate meetings, interviews, radio and television programming, movie trailers, etc., on its streaming media network. The events and content can be broadcast live over Activate’s network or stored on the network to be accessed by end users at any time.

Activate generally bills for standardized broadcasting services based on a predetermined fee per event broadcast depending on the event duration or on a monthly basis based on actual usage. Customized broadcast services, where Activate produces special events for customers, are billed based on a predetermined fee which includes production and broadcasting. Live content hosting services are billed on a monthly basis based on either the peak capacity purchased, which is expressed as the maximum volume that can be delivered per second per event, or on actual usage, which is the total amount of megabits transferred. Revenue for these services is recognized as the related services are performed.

Activate also generates revenue from encoding and storage fees and customer support and promotion. Revenue is generally recognized on a monthly basis as these services are provided or upon completion of the services.

In accordance with EITF 99-17, barter transactions are recognized at the fair value of the services provided only if such fair value is determinable based on cash received from similar transactions within the previous six months. Revenues and the related expenses from barter transactions were approximately $178,000 and $91,000 for the six month period ending June 30, 2000 and 2001, respectively.

(j)  Concentrations of Risk

Activate maintains substantially all of its cash and cash equivalents with two financial institutions. Management believes that the financial risks associated with such deposits are minimal.

The majority of Activate’s revenues and accounts receivable are derived from domestic sales. For the six month period ending June 30, 2001, Activate had sales to two customers representing 17% and 10% of revenues. For the six month period ending June 30, 2000 Activate had sales to two customers representing 16% and 14% of revenues. Accounts receivable from these customers at June 30, 2001 was $215,938 and $345,689, respectively.

(k)  Segment and Geographic Information

Activate identifies its operating segments based on business activities and management responsibility. Activate operates in a single business segment across domestic and international markets providing advanced Internet communication services to corporations.

(l)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)  Foreign Currency

The financial statements of Activate’s foreign subsidiary are translated from local currency into U.S. dollars using the current exchange rate at the balance sheet date for assets and liabilities, and the average exchange rate prevailing during the period for revenues and expenses. The local currency is considered to be the functional currency for the subsidiary and, accordingly, translation adjustments are included as a component of accumulated other comprehensive income (loss).

(2)  Special Charges

In 2001, CMGI announced its decision to explore strategic alternatives for Activate. In connection with this decision, management of CMGI determined that the carrying value of the intangible assets resulting from CMGI’s acquisition of Activate in November 1999 were permanently impaired and accordingly these intangible assets were written off by Activate resulting in impairment charges of approximately $33.4 million in 2001, which is presented as a special charge in the accompanying condensed consolidated statements of operations.

(3)  Due to CMGI

Activate had a secured borrowing arrangement with CMGI that covered advances made by CMGI to Activate up to $20 million and bore interest at the rate of 7% annually. Under the agreement, advances and accrued interest thereon could be prepaid without penalty by Activate at any time. Advances outstanding under this note were secured by substantially all assets and intellectual property of Activate. The advances and accrued interest thereon are convertible, at CMGI’s option, into Activate’s Series A redeemable convertible preferred stock prior to completion of a Qualified Public Offering and into Activate’s common stock upon completion of a Qualified Public Offering. A Qualified Public Offering is defined as an offering in which gross proceeds exceed $15 million with a minimum per share price determined by a formula. In September 2001, the secured borrowing arrangement with CMGI was amended to cover advances up to $70 million.

At June 30, 2001, the outstanding borrowings under the agreement totaled $59,860,011. Related interest expense was $334,156 and $1,820,711 during the six months ending June 30, 2000 and 2001, respectively. During the year ended December 31, 2000, Activate exceeded the amounts specified in the borrowing arrangement and CMGI had continued to fund Activate’s needs although it had no obligation or commitment to do so. This liability was forgiven as a part of the Loudeye acquisition, see note 7.

(4)  Related Party Transactions

CMGI provided Activate with systems and related services (enterprise services) at amounts that Activate believes approximated the fair value of services received. Activate also purchased certain employee benefits (including 401(k) plan participation by Activate’s employees) and insurance (including property and casualty insurance) through CMGI. In addition, as discussed in note 4, Activate leased certain property and equipment directly from CMGI and occupies shared facilities with other CMGI subsidiaries that were leased by CMGI.

The following summarizes the expenses allocated to Activate by CMGI for enterprise services, rent and facilities, and human resources and other during the six months ended June 30, 2000 and June 30, 2001:

	Six months ended June 30,

	2000	2001

Enterprise services	$0	$51,684
Rent and facilities	173,193	1,976,360
Human resources and other	295,596	704,932

Revenues from services provided to CMGI and its subsidiaries were approximately $430,956 and $36,308 for the six months ending June 30, 2000 and June 30, 2001, respectively. The related trade accounts receivable balances totaled approximately $427,657 and $23,195 at June 30, 2000 and 2001, respectively.

(6) Geographic Information

Revenues are attributed to geographic areas based upon the location of the customers and were as follows:

	Six months ended June 30,

	2000	2001

United States	$2,834,177	3,366,423
Canada	385,259	619,821

	$3,219,436	3,986,244

Long-lived assets represent property and equipment and intangibles net of accumulated depreciation and amortization and were located as follows:

	June 30,

	2000	2001

United States	$5,990,764	17,863,538
Canada	628,170	332,720

	$6,618,934	18,196,258

(7) Subsequent Event

(a) Special Charges

Subsequent to June 30, 2001, management of CMGI reviewed the carrying value of Activate’s property and equipment and as a result Activate wrote-down these assets by approximately $22.2 million.

(b)  Acquisition by Loudeye Technologies, Inc. (Loudeye)

In September, 2001, in anticipation of the closing of the Loudeye acquisition, CMGI purchased the equipment it had previously leased on behalf of Activate from the lessor and transferred title to the equipment to Activate. Accordingly, Activate has no future liability to CMGI for these leases. Additionally, the outstanding borrowings from CMGI and the accrued interest thereon were converted into shares of Activate’s Series A redeemable convertible preferred stock.

On September 25, 2001, Loudeye acquired all of the capital stock of Activate.net Corporation, through a merger of a subsidiary of Loudeye into Activate.net. The consideration for the merger was $1,000,000 paid in cash to CMGI at closing, the assumption of $2,400,000 of liabilities, and the obligation to pay $3,000,000 in cash or shares of Loudeye’s common stock, at Loudeye’s election, to CMGI one year from closing. If Loudeye’s common stock is not listed on the Nasdaq National market, American Stock Exchange or New York Stock Exchange on the anniversary date of the merger, then at least $1,500,000 of the payment must be in cash. In addition, the amount of common stock issued to CMGI at the anniversary date cannot exceed 15% of the Loudeye’s fully diluted common stock (including the stock to be issued at the anniversary date). If Loudeye issues common stock at the anniversary date, it will be valued at the average closing price for the 30 trading day period ending two trading days prior to the anniversary date. All of Activate's outstanding stock options expired upon closing of the Loudeye acquisition.

Item 7(b)(i)

LOUDEYE TECHNOLOGIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2001
(in thousands except share amounts)

			Pro Forma		Combined
	Loudeye	Activate	Adjustments		Total

ASSETS

Current assets:
Cash and cash equivalents	$58,961	$2,170	$(1,000	)(a)	$60,131
Short-term investments and restricted cash	11,179	—			11,179
Accounts receivable, net of allowance of $620	2,454	1,884			4,338
Prepaid and other current assets	1,873	593			2,466

Total current assets	74,467	4,647	(1,000)		78,114
Property and equipment, net	12,838	18,197	(15,724	)(b)	15,311
Goodwill, net	3,514	—			3,514
Intangibles and other long-term assets, net	15,304	—	1,746	(c)	17,050

Total assets	$106,123	$22,844	$(14,978)		$113,989

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$865	$286			$1,150
Accrued compensation and benefits	2,208	1,699			3,907
Other accrued expenses	2,349	—			2,349
Deposits and deferred revenues	263	—			263
Current portion of long-term debt and capital lease obligations	5,181	232			5,413
Due to CMGI	—	59,860	(59,860	)(d)	—

Total current liabilities	10,866	62,076	(59,860)		13,082
Accrued acquisition consideration	—	—	3,000	(a)	3,000
Long-term debt and capital lease obligations, net of current portion	5,500	268			5,768

Total liabilities	16,366	62,344	(56,860)		21,850

Stockholders’ equity (deficit):
Common stock, additional paid-in capital and warrants	194,548	65,437	(63,055	)(a)	196,930
Deferred stock compensation	(1,456)	—			(1,456)
Accumulated deficit	(103,335)	(104,937)	104,937	(e)	(103,335)

Total stockholders’ equity	89,757	(39,500)	41,882		92,139

Total liabilities and stockholders’ equity	$106,123	$22,844	$(14,978)		$113,989

See notes to unaudited pro forma combined financial statements

Item 7(b)(ii)

LOUDEYE TECHNOLOGIES
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2001
(in thousands, except share and per share amounts)

			Pro Forma		Combined
	Loudeye	Activate	Adjustments		Total

Revenues:
Digital media services	$3,376	$3,986			$7,362
Digital media applications and other	1,229				1,229

Total revenues	4,605	3,986	—		8,591
Cost of revenues:
Digital media services	5,092	6,010	(1,873	)(f)
			(1,158	)(g)	8,071
Digital media applications and other	718				718

Total cost of revenues	5,810	6,010	(3,031)		8,789
Gross margin	(1,205)	(2,024)	3,031		(198)
Operating expenses:
Research and development	5,409	2,084	(104	)(g)	7,389
Sales and marketing	5,340	3,896	(104	)(g)	9,132
General and administrative	5,202	4,228	(104	)(g)
			(280	)(h)	9,046
Amortization of intangibles and other assets	3,810	8,801	(8,327	)(i)	4,284
Stock-based compensation	(102)				(102)

	19,659	19,009	(8,919)		29,749
Special charges	17,741	33,436	(33,436	)(j)	17,741

Operating loss	(38,605)	(54,469)	45,386		(47,688)
Interest income	2,100				2,100
Interest expense	(676)	(1,863)	1,835	(k)	(704)

Total other income (expense)	1,424	(1,863)	1,835		1,396

Net loss	$(37,181)	$(56,332)	$47,221		$(46,292)

Basic and diluted net loss per share	$(0.93)				$(1.16)

Weighted average shares outstanding used to compute basic and diluted net loss per share	39,902,600				39,902,600

See notes to unaudited pro forma combined financial statements

Item 7(b)(iii)

LOUDEYE TECHNOLOGIES
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands, except share and per share amounts)

			Pro Forma		Combined
	Loudeye	Activate	Adjustments		Total

Revenues:
Digital media services	$10,468	$7,715			$18,183
Digital media applications and other	1,069	—			1,069

Total revenues	11,537	7,715	—		19,252
Cost of revenues:
Digital media services	11,914	11,711	(1,112	)(f)
			(314	)(g)	22,199
Digital media applications and other	474				474

Total cost of revenues	12,388	11,711	(1,426)		22,673
Gross margin	(851)	(3,996)	1,426		(3,421)
Operating expenses:
Research and development	6,784	1,950	(91	)(g)	8,643
Sales and marketing	14,621	10,131	(91	)(g)	24,661
General and administrative	8,079	6,696	(91	)(g)	14,684
Amortization of intangibles and other assets	7,693	22,283	(21,331	)(i)	8,645
Stock-based compensation	5,409				5,409

	42,586	41,060	(21,604)		62,042
Special charges	947	771	(771	)(j)	947

Operating loss	(44,384)	(45,827)	23,801		(66,410)

Other income (expense), net
Interest income	5,767				5,767
Interest expense	(907)	(1,380)	1,279	(k)	(1,008)

Total other income (expense)	4,860	(1,380)	1,279		4,759

Net loss	$(39,524)	$(47,207)	$25,080		$(61,651)

Basic and diluted net loss per share	$(1.33)				$(2.07)

Weighted average shares outstanding used to compute basic and diluted net loss per share	29,773,886				29,773,886

Basic and diluted pro forma net loss per share	$(1.16)				$(1.81)

Weighted average shares outstanding used to compute basic and diluted pro forma net loss per share	34,103,551				34,103,551

See notes to unaudited pro forma combined financial statements

Loudeye Technologies
Notes to Unaudited Pro Forma Combined Financial Statements
June 30, 2001

Item 7(b)(iv)

(1)	Basis of Presentation

The unaudited pro forma combined balance sheet as of June 30, 2001 gives effect to the acquisition of Activate by Loudeye as if the transaction had occurred on June 30, 2001. The unaudited pro forma combined statements of operations for the six month period ended June 30, 2001 and for the year ended December 31, 2000 gives effect to the acquisition of Activate as if the transaction had occurred at the beginning of the period presented.

The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as they may exist in the future. The pro forma adjustments are based on the cash and payable to CMGI exchanged by Loudeye for the fair value of the assets acquired and liabilities assumed.

(2)	Acquisition by Loudeye

Loudeye acquired 100% of the voting interests of Activate on September 25, 2001. Activate is a Seattle-based company which provides live and on-demand webcasting services for a variety of enterprise business communication needs in all major industry standard formats. Activate had been operated as a majority-owned operating company of CMGI. The acquisition is expected to provide positive gross margin and operating efficiencies after the facilities consolidation is completed.

Total purchase consideration was $6.6 million, $1.0 million was paid in cash at closing and Loudeye assumed $2.4 million of liabilities. The remaining $3.0 million of the purchase price will be paid in cash or stock one year from the initial close of the transaction. Loudeye may determine the composition of the second closing payment subject to a number of factors, including the market price of Loudeye’s common stock and the ownership level the stock would represent to CMGI. The purchase consideration was as follows:

(in millions)
Purchase consideration
Liabilities assumed	$2.4
Direct acquisition costs	0.2
Cash at closing	1.0
Accrued acquisition consideration	3.0

$6.6

Loudeye accounted for the acquisition in accordance with SFAS No. 141 “Business Combinations” (SFAS141). The primary identified intangibles were related to technology in service which has not yet been patented and purchased contracts with firmly committed customer backlog. No purchase price has been assigned to goodwill or in-process research and development. The preliminary purchase price allocation based upon Loudeye’s estimates was as follows:

(in millions)
Preliminary Purchase Price Allocation
Current assets assumed	$2.5
Property and Equipment	2.4
Unpatented Technology	1.6
Acquired Contracts	0.1

$6.6

The purchase price allocation set forth above is tentative and preliminary and is subject to change in future periods. Amounts allocated to unpatented technology will be amortized over two years, while the amounts allocated to acquired contracts will be amortized over the life of those contracts, which is generally one year.

(3)	Pro Forma Adjustments

(a)	To record the acquisition cost of Loudeye’s acquisition of Activate.net Corporation. (Activate).

(b)	To record the acquired value of Activate’s property & equipment.

(c)	To record the acquired value of intangible assets.

(d)	To eliminate Activate’s intercompany payable to CMGI.

(e)	To eliminate the historical accumulated deficit of Activate.

(f)	To eliminate the operating lease expense charged by CMGI to Activate. Historically, Activate leased certain equipment directly from CMGI. Under the equipment leasing arrangement, CMGI negotiated the terms and conditions of the leases, acquired the leased assets, and was responsible for all liability for payment to the ultimate lessor. CMGI charged Activate for the actual lease costs, plus an administrative charge that approximates, in the opinion of management, the fair value of the services received. In September, 2001, in anticipation of the closing of the acquisition, CMGI purchased the equipment it had previously leased on behalf of Activate from the lessor and transferred title to the equipment to Activate. Accordingly, Activate has no future liability to CMGI for these leases.

(g)	To eliminate the depreciation based on historical values of fixed assets and to record depreciation based upon the acquired values of assets.

(h)	To eliminate expenses related to the sale of Activate.

(i)	To eliminate amortization expense related to intangible assets recorded as a result of CMGI’s acquisition of Activate in November, 1999, and to record the amortization of intangible assets related to Loudeye’s acquisition of Activate.

(j)	To eliminate the charge related to the impairment of intangibles associated with CMGI’s acquisition of Activate.

(k)	To eliminate interest expense related to the note payable to CMGI by Activate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Technologies, Inc.

Dated: December 7, 2001	By:	/s/ Bradley A. Berg

Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

               2.1.       Agreement and Plan of Merger among Loudeye Technologies, Inc., Ignition Acquisition, Inc., Activate.net Corporation and CMGI, Inc. dated September 25, 2001.*

               4.1.       Registration Rights Agreement between Loudeye Technologies, Inc. and CMGI, Inc. dated September 25, 2001.*

               23.1     Consent of KPMG LLP, independent public accountants.

               99.1     Press Release dated September 25, 2001.*

*Previously filed as an exhibit to the Report on Form 8-K filed with the commission by the Registrant on September 25, 2001 (File No. 000-29583), and incorporated herein by reference.